Exhibit 10.10

December 22, 2014

Mr. David M. Roberts

RE:Offer Letter Revision

Dear David:

This Letter Amendment (hereinafter, “Amendment”) revises your Offer Letter dated June 27, 2014 (hereinafter, “Offer Letter”) as follows:

•	Title: President & Chief Operating Officer
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Compensation: Effective December 22, 2014, the Company will pay you an annual salary of $400,000.00 (before applicable withholdings and taxes) which will be paid on the Company's normal payroll schedule.

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Bonus: You will have the opportunity to participate in the ATS Incentive Bonus Plan, which is based on Company financials and your performance. Your target bonus is 100% and will follow the bonus plan documents you have been provided that outlines specific payment and eligibility criteria, including the financial components of the plan.

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Long Tem Incentive Plan: You will be eligible to participate in the Company's Long Term Incentive/Phantom Stock Plan (or any future equivalent/revised plan). Shares/grants/incentives (hereinafter, “LTIP Grants”) are not guaranteed and are issued at the discretion of the Board of Directors. However, in consideration of your promotion to President and Chief Operating Officer, the Company hereby issues you an additional 400,000 LTIP Grants, which are currently valued at $2.78 per share.

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Severance: In the event your employment is terminated by ATS, for reasons other than cause, subject to entering into an appropriate release, non-disparagement and cooperation agreement, ATS will pay your base salary including the cost of medical benefits for a 24 month period. Similarly, in the event you resign for “Good Reason”, subject to entering into an appropriate release, non-disparagement and cooperation agreement, ATS will pay your base salary including the company cost of medical benefits for up to a 24 month period, or until you find alternate employment (whichever occurs first). “Good Reason” means a change in authority, duties, responsibilities, reporting lines, or other action by the Company resulting in a diminution of, or a material alteration to, your position. A 60 day working/cooperation period is required after resignation of employment to assist with the transition of your role.

This Amendment supersedes any prior understanding, written or oral, between the Parties respecting the subject matter contained herein. To the extent the provisions of this Amendment conflict with your Offer Letter, the provisions of this Amendment shall control. Please sign below to document your agreement to this Amendment.

Sincerely,

/s/ James D. Tuton

James D. Tuton
Chairman and Chief Executive Officer

Agreed and Accepted by:

/s/ David M. Roberts

David M. Roberts
President and Chief Operating Officer

1330 W. Southern Ave.  •  Tempe, Arizona  •  TEL: 480.443.7000

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